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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   Form 8-K

                                CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

              Date of Earliest Event Reported:  October 31, 2001



                  Entertainment Technologies & Programs, Inc.
            (Exact name of registrant as specified in its charter)


             Delaware                    000-23914              87-521389
(State or other jurisdiction of          Commission         (I.R.S. Employer
incorporation or organization)           File Number        Identification No.)


                         17300 Saturn Lane, Suite 111
                             Houston, Texas 77058
         (Address of principal executive offices, including zip code)


                                (281) 486-6115
             (Registrant's telephone number, including area code)
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Item 1.  Changes in Control of Registrant

     None

Item 2.  Acquisition or Disposition of Assets

     None

Item 3.  Bankruptcy or Receivership

     None

Item 4.  Changes in Registrant's Certifying Accountant

     None

Item 5.  Other Events

On the quarter ended December 31, 2001, Entertainment Technologies & Programs, Inc. (the "Company") completed an exchange (the "Exchange") of approximately 10,425,000 shares of the Company's common stock to retire approximately $834,000 of securitized equipment lease obligations. The $0.08 conversion price used in the Exchange was $0.01 greater than the closing market price of the Company's common stock on the date the Exchange was completed. The net impact of the Exchange will be an increase to the Company's stockholders' equity of approximately $750,000.

Item 6.  Resignation of Registrant's Directors

On October 31, 2001, the Company's Board of Directors requested and received the resignation of James D. Butcher from his position as Chief Executive Officer. Prior to October 31, 2001, Mr. Butcher served as our Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors then appointed George C. Woods, its current President and Chief Financial Officer, to the additional position of interim Chief Executive Officer. Based upon these actions, the Board will conduct a search that will include Mr. Woods, for a new permanent replacement as Chief Executive Officer.

On November 15, 2001, a majority of the Company's Board of Directors took further actions to change the make-up of the Company's executive officers and voted to remove Mr. Butcher as Chairman of the Board of Directors and to remove Jack D. Nolan as Secretary of the Company. However, both Mr. Butcher and Mr. Nolan remained as Directors of the Company. The Company's by-laws provide that in the absence of an appointed Chairman of the Board of Directors, the President of the company, George C. Woods, is to serve as the Acting Chairman of the Board of Directors.

On December 18, 2001, Jack D. Nolan, tendered his resignation from our Board of Directors, effective immediately. The Company intends for this Board seat to be filled immediately.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

          (20)  Exchange Offer Document
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ENTERTAINMENT TECHNOLOGIES & PROGRAMS, INC.



Date: January 10, 2001             By: /s/ George C. Woods
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                                       George C. Woods, President and Chief
                                       Executive Officer